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Media Contacts:		News Release

	Lisa Bottle	Goodrich Corporation Four Coliseum Centre
Phone:	704 423 7060	2730 West Tyvola Road Charlotte, NC 28217-4578
	Gail Warner	Tel: 704 423 7000 Fax: 704 423 7127
Phone:	704 423 7048	www.goodrich.com

Investor Contact:	Paul Gifford

Phone:	704 423 5517

Goodrich Announces First Quarter 2003 Results, Updates Full Year 2003 Guidance

CHARLOTTE, NC, April 28, 2003 – Goodrich Corporation announced today its results for the first quarter 2003 and updated its guidance for the full year. Effective with this release, and in all future releases, Goodrich will report its financial results and guidance on a GAAP basis only and will no longer report earnings excluding special items or free cash flow. The company believes that it is important to continue to provide investors with information regarding all of the factors that impact current and future operating results, and will continue to highlight and discuss these factors.

Over the past quarter the accelerating downturn in global commercial aerospace markets has negatively affected the company’s business. This downturn is driven by several factors, including a continuing weak global economic outlook and the decreased financial health of airlines worldwide, which has been exacerbated by the military conflict in Iraq and the outbreak of Severe Acute Respiratory Syndrome (SARS) in the Asia-Pacific region.

These factors have resulted in a significant decrease in airline flight capacity, as well as declining demand for new aircraft in all commercial sectors, all of which have negatively impacted the company’s original equipment and aftermarket businesses.

Commenting on the current market environment, Marshall Larsen, President and Chief Executive Officer said, “The weak global economy and declining airline traffic create a heightened level of uncertainty throughout commercial aerospace markets. While the degree of near-term impact and the timing of eventual market recovery are difficult to predict, we recognize that air travel is essential in a global economy and believe that it will return, over time, to historical growth trends. With worldwide operations serving global customers, leading positions in many markets, and a strong presence on new aircraft programs, we believe Goodrich is in a solid position to capitalize on the expected recovery of the commercial aerospace market and the economy.”

The company reported that its first quarter 2003 net income was $29.4 million, or $0.25 per diluted share, compared to $14.3 million, or $0.15 per diluted share in the first quarter 2002. The current quarter results include income from discontinued operations (primarily the gain on the sale of the company’s Avionics business), several non-cash asset impairment charges and charges associated with previously announced facility closure and headcount reduction actions as noted in the table below.

Compared to the first quarter 2002, the company experienced a $198 million increase in sales, primarily from the recently acquired Aeronautical Systems businesses, which represented about $250 million in sales. Excluding the sales from the acquired businesses, the company experienced a decrease in sales of approximately $52 million, notwithstanding increased sales for military and space operations and for sales of aftermarket products for large commercial transports. These increases were more than offset by decreased sales to the large commercial transport OE manufacturers and lower heavy maintenance and industrial gas turbine component sales. The recently acquired Aeronautical Systems businesses continue to experience high product development expenditures associated with new program wins, as well as unfavorable sales mix and production efficiency issues. As a result, these businesses, in the aggregate, reported a small loss in the quarter. Goodrich expects the operating results of these businesses to improve throughout 2003; however they are expected to continue to experience margins lower than legacy Goodrich businesses due to the factors noted above.

Revenue and Earnings — Additional Details

	First Quarter

	2003		2002

	Revenue & After-tax		Revenue & After-tax
	earnings	Diluted	earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS

Sales	$1,094		$896

Net income	$29	$0.25	$14	$0.15

Included in net income (amounts after-tax):
Income from discontinued operations	$63	$0.53	$1	$0.02
Gain on sale of Noveon PIK notes	$5	$0.04
Non-cash asset impairment charges
Cordiem investment write-off	$(8)	$(0.07)
Super 727 inventory and receivables impairment	$(54)	$(0.46)
Other facility and spare part valuation adjustments	$(8)	$(0.07)
Accounts receivable write-off due to customer bankruptcies	$(2)	$(0.01)	$(1)	$(0.01)
Subtotal – non-cash asset impairment charges	$(72)	$(0.61)	$(1)	$(0.01)

Cumulative impact of accounting changes	$(1)	–	$(36)	$(0.34)
Previously announced facility closure and headcount reduction actions	$(2)	$(0.02)	$(5)	$(0.04)

Average Shares Outstanding – Diluted (in millions)	117.2		105.4

Goodrich is initiating a number of aggressive actions in 2003 in response to the weak market environment. These actions include further reductions in manufacturing capacity and employment levels, so that the scale of operations are better matched to customer demand. Including employment reductions associated with the acquisition of Aeronautical Systems, the company expects to reduce employment levels by more than 1,700 people in 2003 and 2004. Further, the company is reducing the match on its U.S. 401(k) employee savings plan from 100 percent to 50 percent of the first 6 percent of employee contributions, effective June 1, 2003. In addition, as a result of the weak market environment, the company recognized impairment charges in the first quarter of 2003 related to certain assets due to declining demand and reduced valuations.

Cash flow from operations continued to be very strong. The company generated cash flow from operations of $122 million for the first quarter 2003, including a tax refund of $55 million and a contribution of $27 million to Goodrich’s worldwide pension plans. This strong cash flow, coupled with previously announced asset sales, allowed Goodrich to repay all of its short-term debt during the first quarter 2003, while retaining significant cash on its balance sheet. The current cash balance, coupled with substantial available borrowing capacity and no material near-term maturities of long-term debt, provides Goodrich with more than adequate liquidity during these uncertain economic times.

Cash Flow Comparison

	First Quarter
(Dollars in Millions)
	2003	2002

Cash Flow from Operations	$122	$60

Capital Expenditures	$(20)	$(17)

Included in cash flow from operations
Cash outflow for facility closures and headcount reductions	$(10)	$(11)

Business Highlights

•	As part of the company’s senior executive succession plan, Marshall Larsen was named Chief Executive Officer of Goodrich, succeeding David Burner. Mr. Burner will remain as Chairman until October 2003, at which time the Board of Directors intends to elect Mr. Larsen to the post of Chairman. Mr. Burner will officially retire on April 30, 2004.

•	Goodrich completed the asset monetization commitment it made in connection with the acquisition of the Aeronautical Systems businesses. With the sale of its Avionics business and the Noveon payment-in-kind notes during the first quarter, Goodrich has monetized $550 million of assets since the beginning of the second quarter 2002. As of the end of the first quarter 2003, Goodrich has repaid all of its short-term debt, and has $186 million of cash and cash equivalents on its balance sheet. The company has no material long-term debt maturities until late 2007.

•	China Southern Airlines selected Goodrich wheels and carbon brakes in connection with its purchase of additional Airbus aircraft. China Southern has been the largest airline in China for the past 23 years. In addition to the new award, Goodrich supplies wheels and brakes for the airline’s existing fleet of 737, 747 and 777 aircraft.

•	Goodrich has been selected to supply Lockheed Martin with several systems and components in connection with its recently awarded contract for 60 C-130J aircraft. The company’s systems and products on the newly ordered aircraft are valued at over $50 million over the 6-year life of the contract.

•	The Goodrich Integrated Mechanical Diagnostics – Health and Usage Management System (IMD-HUMS) was selected by the U.S. Army for use on the UH-60L helicopter. The system will be used on 22 helicopters at the 101st Airborne Division. The system is currently in use on several other helicopter platforms.

Outlook for 2003

In view of the current market environment, Goodrich has revised its diluted earnings per share (EPS), sales and cash flow guidance for 2003. The company’s guidance for 2003 has been revised from $1.45 – $1.60 to $0.27 – $0.42 for diluted EPS from continuing operations. The downward revision reflects the impact of the current market environment, the specific items noted earlier in this release and the impact of additional asset impairment charges and severance and facility closure costs as noted in the table below. The company’s guidance for asset impairment, facility closures and headcount reduction charges included in continuing operations for 2003 has been increased from $0.18 – $0.21 per share to $1.02 – $1.14 per share. Sales guidance for 2003 has been revised from $4.4 – $4.5 billion to $4.3 billion.

The company’s current guidance for diluted EPS of $0.80 – $0.95, includes income from discontinued operations of $0.53. The company’s EPS guidance will be provided only on this basis in future releases.

Regarding the market segments in which Goodrich operates, the outlook assumes that the demand for large commercial transport original equipment declines in line with manufacturers’ forecasts for delivery, from 684 deliveries in 2002 to about 550 in 2003, with further declines expected in 2004. Large commercial jet aftermarket sales are now expected to decrease about 5 – 10 percent in 2003, as the airlines continue to expect a difficult market environment as a result of current economic and political conditions, and the impact of SARS. Regional aircraft sales are expected to be relatively flat in 2003, while sales of business aircraft are expected to decline dramatically. Aftermarket sales for regional, business and general aviation aircraft are expected to be flat or slightly up, when compared to 2002. Military sales (OE and aftermarket) should increase roughly in line with global military budgets, between 5 percent and 10 percent.

Full year 2003 Outlook
	Full Year 2003 estimate

		Estimated
	After-tax earnings	Diluted
	($ in Millions)	EPS

Net income	$95 – $115	$0.80 – $0.95

Included in net income (amounts after-tax):
Income from discontinued operations	$63	$0.53
Gain on sale of Noveon PIK notes	$5	$0.04
Non-cash asset impairment charges
Cordiem investment write-off	($8)	($0.07)
Super 727 inventory and receivables impairment	($54)	($0.46)
Other asset impairments	($23 – $30)	($0.19 – $0.25)
Accounts receivable write-off due to customer bankruptcies	($2)	($0.01)
Subtotal – non-cash asset impairment charges	($87 – $94)	($0.73 – $0.79)

Capacity reduction actions
Facility closures and headcount reductions	($34 – $40)	($0.29 – $0.35)

The company’s cash flow from operations guidance for 2003 has been revised from $350 – $400 million to $315 – $350 million to reflect the changes in income and the increased cash payments expected for the facility closures and headcount reductions. The current guidance includes estimated cash payments for facility closures and headcount reductions of $55 – $65 million. The asset impairment charges discussed above do not impact cash flow, and the cash impact of the reduced operating results are expected to be largely offset by projected reductions in capital spending and improvements in working capital.

The company expects capital expenditures in 2003 to be $140 – $160 million.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest “pure play” aerospace companies in the world. For more information visit http://www.goodrich.com

The segment discussion and tables that follow provide more detailed information about Goodrich results.

Goodrich will hold a conference call on April 28, at 11:00 Eastern Daylight Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call at www.goodrich.com, or via the telephone by dialing 913-981-5522.

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the Company is successful in integrating Aeronautical Systems and achieving expected operating synergies; the nature, and extent and timing of the Company’s proposed restructuring and consolidation actions and the extent to which the Company is able to achieve savings from these actions; the possibility of additional restructuring and consolidation actions beyond those previously announced by the Company; global demand for aircraft spare parts and aftermarket services; threats associated with and efforts to combat terrorism, including the current military conflict in Iraq; the impact of Severe Acute Respiratory Syndrome (SARS) on global travel; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of additional bankruptcies in the airline industry; demand for and market acceptance of new and existing products, such as the Airbus A380 and the Joint Strike Fighter; potential cancellation of orders by customers; successful development of products and advanced technologies; the effect of changes in accounting policies; competitive product and pricing pressures; possible assertion of claims against the Company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the Company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the Company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The Company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Segment Review

Airframe Systems – Sales in the first quarter 2003 increased 36 percent from the year-ago quarter, from $335 million to $455 million. The increase was due to sales associated with the Aeronautical Systems businesses acquired in October 2002, which together represented about $150 million of sales in the first quarter 2003. Excluding these businesses, sales decreased 9 percent from the year-ago quarter. Sales increases in Aircraft Wheels & Brakes were offset by sales decreases for Landing Gear original equipment (OE) associated with decreased OE production at Boeing and lower sales associated with the timing of shipments on military programs. Sales to the aftermarket for Aircraft Wheels & Brakes increased by about 4 percent over sales during the first quarter 2002.

Operating income for the segment declined 30 percent, from $32.4 million to $22.8 million. Asset impairment, facility closure and headcount reduction charges recorded during the first quarter 2003 were $9.9 million, compared to $2.1 million in the first quarter 2002. In 2003, these charges were primarily related to asset impairment charges for landing gear spares whose value decreased due to market conditions, and recognition of a reduced value for real estate property held for sale. Additionally, operating income declined due to lower Landing Gear OE deliveries and reduced volume at Aviation Technical Services. Operating income contributed by the recently acquired Aeronautical Systems businesses was relatively modest.

Engine Systems – Sales increased 12 percent, from $345 million in the first quarter 2002 to $386 million in the first quarter of 2003. The increase was due to sales associated with the recently acquired Aeronautical Systems businesses, which represented about $63 million of sales in the first quarter 2003. Excluding these businesses, sales decreased 6 percent from the year-ago quarter. Slightly higher aftermarket sales in Aerostructures were more than offset by decreased commercial transport OE sales at Aerostructures and industrial gas turbine sales at Turbomachinery Products.

Operating income declined 163 percent to a loss of $35.9 million. Asset impairment, facility closure and headcount reduction charges recorded during the first quarter 2003 were $84.8 million, compared to $2.3 million in the first quarter 2002. In 2003, $80 million of these charges were related to asset impairment charges for the company’s Super 727 program, reflecting a revaluation of the assets in light of current market conditions. The remaining charges were for business unit facility closure and headcount reduction actions and other asset impairment charges. Excluding these charges, operating income declined disproportionately due to significant new program development expenditures, especially in the Aeronautical Systems businesses, which did not contribute operating income at the same level of margins as the legacy Goodrich businesses, and unfavorable changes in overall volume in the legacy Goodrich businesses.

Electronic Systems – Sales for the first quarter 2003 increased 17 percent to $254 million, from $216 million in the first quarter 2002. The recently acquired Aeronautical Systems businesses represented about $37 million of sales in the first quarter 2003. Sales in all other businesses were relatively flat, when compared to the first quarter 2002. Large commercial transport aftermarket sales were about 20 percent higher in the first quarter 2003, compared to 2002.

Operating income increased 6 percent from the year-ago quarter, from $30.2 million to $31.9 million. Included in operating income were facility closure and headcount reduction charges recorded during the first quarter 2003 of $0.4 million, compared to $2.0 million in the first quarter 2002. The Power Systems business (formerly part of Aeronautical Systems) was negatively impacted by significant product development expenditures and decreased sales of higher margin aftermarket products. Weaker operating income for Aircraft Interior Products due to decreased aftermarket sales was offset by improved results in Fuel & Utility Systems.

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Sales	$1,094.2	$895.8

Operating Income	2.9	103.9
Interest Expense	(39.9)	(23.1)
Interest Income	4.5	6.1
Other Income (Expense) – net	(12.6)	(9.3)

Income (Loss) before Income Taxes and Trust Distributions	(45.1)	77.6
Income Tax (Expense) Benefit	14.9	(25.6)
Distributions on Trust Preferred Securities	(2.6)	(2.6)

Income (Loss) from Continuing Operations	(32.8)	49.4
Income (Loss) from Discontinued Operations	62.7	1.0
Cumulative Effect of Change in Accounting	(0.5)	(36.1)

Net Income	$29.4	$14.3

Income (Loss) Per Share:
Basic
Continuing Operations	$(0.28)	$0.48
Discontinued Operations	0.53	0.01
Cumulative Effect of Change in Accounting	–	(0.35)

Net Income	$0.25	$0.14

Diluted
Continuing Operations	$(0.28)	$0.47
Discontinued Operations	0.53	0.02
Cumulative Effect of Change in Accounting	–	(0.34)

Net Income	$0.25	$0.15

Weighted – Average Number of Shares Outstanding (in millions):
Basic	117.2	101.8

Diluted	117.2	105.4

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended
	March 31,

	2003	2002

Sales:
Airframe Systems	$454.7	$334.6
Engine Systems	385.7	344.9
Electronic Systems	253.8	216.3

Total Sales	$1,094.2	$895.8

Operating Income (Loss):
Airframe Systems	$22.8	$32.4
Engine Systems	(35.9)	56.9
Electronic Systems	31.9	30.2

Total Segment Operating Income	18.8	119.5
Corporate General and Administrative Costs	(15.9)	(15.6)

Total Operating Income	$2.9	$103.9

Segment Operating Income (Loss) as a Percent of Sales:
Airframe Systems	5.0%	9.7%
Engine Systems	(9.3)%	16.5%
Electronic Systems	12.6%	14.0%
Total Segment Operating Income as a Percent of Sales	1.7%	13.3%

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(Dollars in millions)

	Three Months Ended
	March 31,

	2003	2002

Non-Segment Expenses:
Net Interest Expense	$(35.4)	$(17.0)
– Payment-in-Kind Interest Income	$4.3	$5.5
(included in Net Interest Expense above)
Other Income (Expense), Net:	$(12.6)	$(9.3)
– Discontinued Retiree Health Care	$(4.9)	$(4.9)
– Other Income (Expense)	$(7.7)	$(4.4)

	Three Months Ended
	March 31,

	2003	2002

Preliminary Balance Sheet and Cash Flow Data:
Short-term Bank Debt	$–	$149.9
Current Maturities of Long-term Debt and Capital Lease Obligations	$3.6	$6.1
Long-term Debt and Capital Lease Obligations	$2,132.1	$1,305.6

Gross Debt	$2,135.7	$1,461.6
Cash and Cash Equivalents	$185.8	$103.9

Net Debt	$1,949.9	$1,357.7

Net Debt to Capitalization	64.2%	47.9%
Dividends	$23.4	$28.0
Depreciation and Amortization	$56.3	$36.8
– Depreciation	$39.9	$27.1
– Amortization	$16.4	$9.7